Exhibit 10.37

May 5, 2004

Mr. Douglas L. Michels

4717 Branciforte Drive

Santa Cruz, California 95065

Re: Status of Employment Agreement

Dear Mr. Michels:

This letter agreement (“Agreement”) will reflect our understandings concerning your resignation as an officer and the termination of your employment by Tarantella, Inc. (the “Company”), in accordance with the terms and conditions set forth below.

1. Employment Status. By signing this Agreement, you hereby (i) confirm your resignation as an officer of the Company, effective as of December 9, 2003 (the “Officer Resignation Date”) and (ii) agree that unless the Company and you agree to extend the period of your employment, it will conclude on January 31, 2005 (the “Termination Date”). If you continue to serve as a director of the Company after the period of your employment ends, your status will be deemed, for compensation purposes only, to be that of an outside (i.e., non-employee) director.

2. Termination Of Prior Agreements And Understandings. As of the date of this Agreement first set forth above (the “Effective Date”), except with respect to the Restricted Stock Agreement dated as of December 9, 2003 between you and the Company (the “Restricted Stock Agreement”), this Agreement supersedes and replaces any written or oral agreements or understandings between you and the Company and any of its officers, directors, shareholders, employees, agents and affiliates, including, without limitation, the Change In Control Agreement between you and the Company dated 4 June 1997 (the “CIC Agreement”), and each such agreement or understanding (including, without limitation, the CIC Agreement) is void and of no further force and effect.

3. Interim Period. During the period beginning on the Officer Resignation Date and ending on the Termination Date (the “Interim Period”), you will continue to be eligible to receive salary (at the annual rate $109,500.00), and participate in the Company’s welfare plans (including but not limited to the 401(k) Plan) in accordance with the terms and provisions of each plan applicable to you immediately prior to the Officer Resignation Date. During the Interim Period, you agree to make yourself reasonably available for consultation upon reasonable notice by the Company in the areas of strategic opportunities and related mergers and acquisition matters. The Company will provide you with equipment, office space, general support and other resources as are reasonably necessary to perform your responsibilities, on the same basis and to the same extent as it generally provides to officers of the Company. Not withstanding any contrary provision, you will be permitted to provide services to any third party so long as doing so is not inconsistent with your obligations under this Agreement and does not constitute a conflict of interest with respect to your responsibilities to the Company.

4. Payments And Benefits. Subject to Sections 6, 8 and 9 below, the Company agrees to pay or to provide you with the compensation and benefits described below in connection with your resignation as an officer and your termination of employment:

(a) You acknowledge that, as of the Officer Resignation Date, you were granted a total of 328,500 shares of restricted common stock of the Company (the “Restricted Shares”) pursuant to the “Restricted Stock Agreement”. The Restricted Shares will vest in their entirety on the earlier of (i) the first trading day after January 5, 2005 as determined under the Company’s Insider Trading Policy (the “Vesting Date”) or (ii) the date of your death or Disability (provided you have been continuously employed prior to such date), or (iii) the termination of your employment other than for Cause prior to the Vesting Date. Except as provided in this Section 4(a), no other Restricted Shares shall be payable to you by the Company. For the purposes of this Agreement and the grant of the Restricted Shares, “Cause” means a willful and continued failure to observe or perform (other than by illness or Disability) any of the material services and duties of your position as a Company employee, including misappropriation of funds, conviction of a felony involving dishonesty or fraud, or any other action that is demonstrably and materially injurious to the Company. “Disability” means that you are unable to perform your duties as an employee as the result of physical or mental illness, and such inability, at least ninety (90) days after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers who is reasonably acceptable to you or your legal representative. In the event of a conflict between the provisions of this Agreement relating to the Restricted Shares and the Restricted Stock Agreement, the provisions of the Restricted Stock Agreement will control.

(b) Subject to compliance with applicable federal and state securities laws and regulations and to the extent permitted by the Restricted Stock Agreement, the Company will consent to an assignment, prior to the Vesting Date, of your rights with respect to grant of the Restricted Shares described in Section 6(a), provided that such assignment is, in form and substance, satisfactory to the Company, that the assignment is made to a trustee or similar entity for the principal purpose of holding such Restricted Shares in trust for your exclusive benefit, and that the trustee or other party agrees to be bound by all of the provisions of the Restricted Stock Agreement.

(c) On the earlier of (i) the Termination Date, (ii) the date of your voluntary termination or (iii) your termination for Cause prior to the Termination Date, the Company will pay you all accrued but unpaid salary and vacation pay you have earned through such date (including payment for any vacation that was accrued prior to the Officer Resignation Date but was not used or paid prior to the termination of your employment, which will be paid at the rate of salary in effect prior to the Officer Resignation Date).

(d) During the Benefit Continuation Period (as hereinafter defined), you and your eligible dependents shall continue to be eligible to participate in the medical, dental and health insurance plans applicable to you immediately prior to the Termination Date on the same terms and conditions in effect for you and your dependents immediately prior to the Termination Date, or equivalent coverage obtained by the Company. For purposes of the previous sentence, “Benefit Continuation Period” means the period beginning on the Termination Date and ending on January 31, 2006; provided, however, that your coverage under such plans and arrangements shall end on the date that you are eligible for comparable coverage (and cost) under the plan of a subsequent employer. Following the end of the Benefit Continuation Period, you shall be eligible to elect any applicable “continuation coverage” under Section 4980B(f) of the Code, as if the last day of the Benefit Continuation Period were the date of your “qualifying event” for such continuation coverage.

(e) You shall be entitled to keep the Company computer and software products, if any, made available to you for Company business use; provided, however, that on the Termination Date, you agree to delete from such products all confidential and propriety information of the Company.

(f) Any stock options granted to you as of the Officer Resignation Date pursuant to the CIC Agreement, applicable Company Stock Option Plan(s), or any other Company plan or program (collectively, “Plans”) are fully vested as of such date. Such options and any others granted to you subsequent to the Officer Resignation Date which are vested by their terms as of (i) the Termination Date and, if applicable, (ii) the date on which your service as a director or consultant (whichever is later) ends, all such options shall remain exercisable until the later of the date that is ninety (90) days following the Termination Date, or the period specified in the applicable Plan, or ninety (90) days following the date of the end of your service as a director of or consultant to the Company, whichever such service end date is the last to occur (the “Post-Service Exercise Period”); provided however, that if the Company imposes a general trading prohibition applicable to the exercise of such options as of or during the Post-Service Exercise Period, then the balance of the days remaining in such Post-Service Exercise Period as of the effective date of the prohibition shall be extended on a day for day basis until such time as the prohibition ceases. Upon expiration of the Post-Service Exercise Period, such vested options shall expire and be of no further force or effect, to the extent not previously exercised.

5. No Other Payments Or Benefits. Except as otherwise expressly provided herein, you hereby acknowledge and agree that you are not entitled to any other compensation or benefits from the Company or its officers, directors, shareholders, employees, agents or affiliates in connection with your resignation of your position as an officer or the termination of your employment or otherwise and that, except as expressly set forth herein, you are not entitled to any severance or similar benefits under any plan, program, policy or arrangement, whether formal or informal, written or unwritten, of the Company or of its officers, directors, shareholders, employees, agents or affiliates.

6. Protection Of The Company’s Interests

(a) On the Termination Date, you shall return to the Company all Company property then in your possession, (other than property described in Section 4(e), property reasonably necessary to or advisable for you to retain after such date in connection with the performance of other responsibilities, if any, then owed to the Company, or which you and the Company mutually agree you may retain), including, without limitation, any Company credit cards, and all records, drawings, manuals, reports, papers and documents kept or made by you in connection with your employment as an officer or employee of the Company, including any files, memoranda, correspondence, vendor and customer lists, financial data, keys and security access cards, and any other similar proprietary materials or documents.

(b) You will not, at any time, directly or indirectly divulge or disclose to any person, firm, association or corporation, or use for your own benefit, gain or otherwise, any confidential or proprietary plans, products, customer lists, trade secrets, technical or business materials, or information of the Company or in the possession of the Company, including any or all information or instructions, technical or otherwise, issued or proclaimed for the sole use of the Companies, or any confidential information that was disclosed to you or in any way acquired by you during your employment with the Company. This provision shall not apply to information which is (i) publicly known or becomes publicly known through no unauthorized act of yours, (ii) rightfully received by you from a third party without an obligation of confidentiality, (iii) disclosed by the Company without restriction to a third party, (iv) disclosed with the Company’s prior written consent, or (v) required to be disclosed pursuant to a requirement of a governmental agency or law so long as you provide the Company with timely prior written notice thereof and reasonably cooperate, at the Company’s expense, with the Company’s efforts to prevent such disclosure.

(c) During the period beginning on the Officer Resignation Date and ending on the date which is twelve (12) months after the Termination Date, you shall not, whether for your own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), intentionally solicit or endeavor to entice away from the Company, any person employed by the Company.

7. Acknowledgment. By signing this Agreement, you hereby acknowledge and confirm that you were advised by the Company to consult with an attorney of your choice prior to signing this Agreement and to have such attorney explain to you the terms of this Agreement. In addition, you acknowledge and confirm that the terms of this Agreement are the result of negotiations between the parties following your consultation with legal counsel.

8. Acceptance. You may indicate your acceptance of this Agreement by signing and dating both counterparts of this Agreement and delivering one such original to the Company by no later than 5:00 p.m. (Pacific time) on or before the date that is ten (10) days after the Effective Date. This offer shall expire without further action by the Company if a signed and dated counterpart of this Agreement is not returned to the Company by the time and date set forth herein.

9. Tax Considerations. Any payments made to you under this Agreement shall be reduced by the full amount that the Company is legally required to withhold for federal, state or local tax purposes.

10. Modification Of Employee Benefit Plans. Nothing in this Agreement shall prohibit the Company from modifying, terminating or otherwise amending any or all of the Company’s pension and welfare plans, if such termination, modification or amendment similarly affects other executives of the Company as well as you.

11. Modification Of Agreement. This Agreement may not be amended or modified except by a writing executed by you and the Company that specifically refers to this Agreement and expressly states that it is intended to amend one or more of the terms of this Agreement or to supersede this Agreement.

12. Partial Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Remedies In The Event Of Future Dispute. In the event of any future dispute, controversy or claim between the parties arising from or relating to this Agreement, its breach, or any matter addressed by this Agreement, the parties agree to resolve any such dispute by confidential binding arbitration by the American Arbitration Association in Santa Cruz County, California, pursuant to its California Employment Dispute Resolution Rules then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction of the matter. The prevailing party in such arbitration shall be entitled to recover costs and attorneys’ fees incurred in arbitrating the dispute and in preparing for such arbitration.

14. Indemnification. All rights of indemnification previously provided by the Company to you by the Company’s bylaws and/or any indemnification agreement between you and the Company, as well as such rights to indemnification that you have by law, shall continue in full force and effect in accordance with their terms, following the date of this Agreement.

15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of California applicable to contracts to be performed exclusively therein.

16. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and to you and your estate, heirs, and legal representatives.

17. Entire Agreement. This Agreement constitutes the entire and exclusive statement of the agreement between the parties with respect to its subject matter and there are no oral or written representations, understandings or agreements relating to this Agreement which are not fully expressed herein.

Your signature on the line below constitutes your agreement with each provision contained herein.

Tarantella, Inc.

By:	/s/ Francis E. Wilde
Francis E. Wilde
President and Chief Executive Officer

I UNDERSTAND AND AGREE WITH THE ABOVE:

/s/ Douglas L. Michels
Douglas L. Michels

Dated: May 5, 2004

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